Exhibit 99.13

CONSENT OF PROSPECTIVE DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 of United Technologies Corporation (the “Company”), and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person anticipated to become a director of the Company, effective upon completion of the merger described therein, and to the filing of this consent as an exhibit to the Registration Statement.

Date:  September 4, 2019

/s/ Robert O. Work
Name: Robert O. Work